EXHIBIT 11
                     Calculation of Weighted Average Shares
                   Outstanding for Net Income (Loss) Per Share

                                                                                           March 31,
                                                                                    1998               1999
                                                                                -------------    ---------------
Earnings:
Net Income (Loss)..........................................................     $    (902,437)   $     (292,645)
                                                                                =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................         6,103,522         5,983,457
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................         6,103,522         5,983,457
                                                                                =============    ==============

Net Income (Loss) Per Share................................................     $       (0.15)   $        (0.05)
                                                                                =============    ==============

* -- Calculation would be antidilutive for 1998.